Exhibit 99.1

Press release announcing the adoption of resolutions by the Board of Directors of the National Association of REALTORS®

News Release

For further information contact: NAR Sara Wiskerchen swiskerchen@realtors.org 202-383-1013 realtor.com Alison Schwartz alison.schwartz@move.com 415-254-1355

Realtors® Reaffirm Commitment to realtor.com®

CHICAGO (July 24, 2013) — The National Association of Realtors® Board of Directors today reaffirmed NAR’s commitment to making realtor.com® the first, best online destination for home buyers and sellers. The board voted in favor of recommendations to modify an existing operating agreement that will help the site compete more effectively in an evolving online marketplace.

“Over the years, Realtors® have invested a lot of time and millions of dollars in building information technology to give consumers online access to real estate information, and we know that consumer demand for all things ‘home’ has never been greater,” said NAR President Gary Thomas, broker-owner of Evergreen Realty in Villa Park, Calif. “As the most trusted resources for real estate information, Realtors® want realtor.com® to have the resources and flexibility it needs to give consumers what they want while ensuring that today’s buyers and sellers can continue to rely on Realtors® for the most accurate, credible market data. We think the proposed changes achieve both goals.”

The operating agreement is between NAR subsidiary Realtors® Information Network and Move, Inc. subsidiary RealSelect, Inc.  The RIN board sought advice from NAR’s BOD because any changes to realtor.com could have a substantial impact on NAR’s members. The RIN board met immediately after the NAR BOD meeting, and approved the final recommendations.

“When today’s consumer is searching for their dream home, they are utilizing more tools and information than ever before,” said realtor.com® President Errol Samuelson, Chief Strategy Officer for Move, Inc. “Today’s historic and collaborative recommendation from the NAR board members empowers us to further expand and enrich the consumer experience on www.realtor.com and its mobile applications with greater breadth of content, and to do so with our continuing commitment to the highest level of quality and accuracy for both the real estate community and consumers.”

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Realtors® Reaffirm Commitment to realtor.com®— add 1

The proposal recommended by NAR’s BOD gives realtor.com® more flexibility to identify listings from sources beyond those provided by Realtors®. That includes additional new homes and rental properties. At the same time, the site will reinforce the value of using a Realtor® when buying, selling or investing in real estate, and will give consumers tools to differentiate between Realtors® and real estate agents who are not Realtors®.

“We want consumers to be able to envision their American dreams of homeownership online and then make those dreams a reality in the offline world,” said Thomas. “Working together, realtor.com® and Realtors® are making home happen.”

Move is hosting their Q2 earnings call on August 1 at 2 p.m. Pacific Daylight Time and will discuss the outcomes of the NAR meeting in more detail on this call. To access the call, please dial 866-652-5200, or outside the U.S. 412-317-6060, five minutes before 2:00 p.m. Pacific Daylight Time. A live webcast of the call will also be available at http://investor.move.com under the Events & Presentations menu.

About NAR

The National Association of Realtors®, “The Voice for Real Estate,” is America’s largest trade association, representing 1 million members involved in all aspects of the residential and commercial real estate industries.

About realtor.com®

Operated by Move, Inc., (NASDAQ: MOVE), realtor.com® helps connect people with the content, tools and expertise they need to find their perfect home. As the official website of the National Association of Realtors®,  realtor.com® empowers consumers to make the smartest decisions when it comes to finding a home by leveraging direct connections with more than 800 MLSs to deliver the most accurate and up-to-date listing information in neighborhoods across the country, and by making timely and meaningful connections between consumers and Realtors®.  Whether through it desktop, mobile, or tablet version, realtor.com® is where home happens.

About Move, Inc.

Move, Inc. (MOVE) the leader in online real estate and operator of realtor.com®, the official website of the National Association of Realtors®; Move.com, a leading destination for new homes and rental listings, moving, home and garden, and home finance; ListHub™, the leading syndicator of real estate listings; Moving.com™; SeniorHousingNet; SocialBios; TigerLead®; and TOP PRODUCER® Systems. Move, Inc. is based in San Jose, Calif.

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Forward-Looking Statements

This press release may contain forward-looking statements, including information about management’s view of Move’s future expectations, plans and prospects, within the safe harbor provisions under The Private Securities Litigation Reform Act of 1995. These statements involve known and unknown risks, uncertainties and other factors which may cause the results of Move, its subsidiaries, divisions and concepts to be materially different than those expressed or implied in such statements. These risk factors and others are included from time to time in documents Move files with the Securities and Exchange Commission, including but not limited to, its Form 10-Ks, Form 10-Qs and Form 8-Ks. Other unknown or unpredictable factors also could have material adverse effects on Move’s future results. The forward-looking statements included in this press release are made only as of the date hereof. Move cannot guarantee future results, levels of activity, performance or achievements. Accordingly, you should not place undue reliance on these forward-looking statements. Finally, Move expressly disclaims any intent or obligation to update any forward-looking statements to reflect subsequent events or circumstances.

Information about NAR is available at www.realtor.org. This and other news releases are posted in the “News, Blogs and Video” tab on the website.